Exhibit 16.1

May 3, 2023

United States Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, DC 20549

Re: Pony Group Inc.

Ladies and Gentleman:

We have read the statements under Item 4.01 its Form 8-K dated April 6, 2023 of Pony Group, Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Sincerely,

/s/ Ben Borges CPA PC

Ben Borges CPA PC

Certified Public Accountants

Lakewood, CO